EXHIBIT 3


                                 CSW CREDIT, INC.
                                 EARNINGS COVERAGE
                            (thousands, except ratios)

                                                         1996

                                       JULY              AUGUST       SEPTEMBER

Net Income                               $718              $804            $709
Income Taxes                              387               413             382
Tax benefit of parent
  company loss                            -                 (36)            -
Interest Expense                        3,697             3,952           3,797
                                    ----------        ---------        --------

                                       $4,802           $5,133           $4,888
                                    ==========        =========        ========



Interest Expense                       $3,697           $3,952           $3,797



Ratio of Earnings
  to Fixed Charges                       1.30             1.30             1.29





                                 CAPITAL STRUCTURE
                                SEPTEMBER 30, 1996
                                    (thousands)



Short-term Debt                        $809,200               93%
Common Equity                            61,078                7%
                                    ------------        ---------

     Total                             $870,278              100%
                                    ============        =========